PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS THIRD QUARTER RESULTS

QUAKERTOWN, PA (16 October 2007) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for The Quakertown National Bank, reported net income for the third quarter of 2007 of $1,554,000, or $.49 per share on a diluted basis. The net income for the third quarter of 2007 represents a 2.4% increase over net income of $1,517,000 reported for the same period in 2006. Earnings per share on a diluted basis was $.48 for the third quarter of 2006.

Net interest income for the third quarter of 2007 was $4,505,000, a $465,000, or 11.5%, increase from net interest income reported for the same period in 2006. The net interest margin for the third quarter of 2007 was 3.36% compared to 3.06% for the third quarter of 2006. The balance sheet restructuring transaction entered into during the second quarter of 2007, along with the strong growth in both loans and deposits contributed to the improvement in net interest income and the net interest margin. Total loans and deposits increased 10.6% and 6.7%, respectively, from September 30, 2006.

“The results for the third quarter of 2007 reflect the positive benefits of the previously reported balance sheet restructuring transaction”, said Thomas J. Bisko, President and Chief Executive Officer. “The increase in net interest income is a result of both this transaction, and, as importantly, the continued growth of both loans and deposits. We are very pleased with our success in building customer relationships and with the growth of the bank in an extremely difficult economic environment in which we currently operate.”

Results for the third quarter of 2007 were impacted by a $150,000 provision for loan losses. This provision compares to a provision for loan losses of $60,000 for the third quarter of 2006. The higher provision reflects the inherent risk related to loan growth, combined with an increase in nonperforming loans. Total nonperforming loans, which represent loans on non-accrual status or loans past due more than 90 days, were $1,084,000, or .30% of total loans, at September 30, 2007 compared with $425,000, or .12% of total loans, at December 31, 2006 and $189,000, or .06% of total loans, at September 30, 2006. The majority of the nonperforming loans at September 30, 2007 are well secured by real estate collateral and QNB expects to collect all interest and principal on these loans.  The allowance for loan losses of $3,001,000 represents .82% of total loans at September 30, 2007 compared to an allowance for loan losses of $425,000 or .12% of total loans at December 31, 2006 and $2,573,000, or .78% of total loans, at September 30, 2006.

Total non-interest income for the three months ended September 30, 2007 was $989,000, a $158,000 decline from the $1,147,000 recorded during the third quarter of 2006. Accounting for this difference were gains on the sale of investment securities of $196,000 during the third quarter of 2006. There were no securities gains recorded during the third quarter of 2007. A $30,000 increase in the gain on sale of residential mortgages and a $30,000 increase in ATM and debit card income partially offset the impact of lower securities gains.

Total non-interest expense increased $73,000, or 2.2%, to $3,327,000 for the three month period ended September 30, 2007 compared to the same period in 2006. Higher building related costs and marketing expense were the primary factors for the increase. Despite the increase in non-interest expense, QNB’s efficiency ratio improved to 56.86% for the third quarter of 2007 from 58.76% for the third quarter of 2006.

The provision for income taxes for the third quarter of 2007 increased $107,000 to $463,000. The effective tax rate for the third quarters of 2007 and 2006 was 23.0% and 19.0%, respectively. Positively impacting the provision for income taxes and net income during the third quarter of 2006 was the reversal of a portion of the tax valuation allowance related to the impairment of certain equity securities. QNB’s reversal of $78,000, during the third quarter of 2006, of the tax valuation allowance was a result of its ability to realize tax benefits due to realized capital gains and an increase in unrealized gains of certain equity securities.

Net income for the first nine months of 2007 was $2,026,000 compared to $4,497,000 for the first nine months of 2006. Diluted earnings per share was $.64 and $1.42 for the respective nine month periods ended September 30, 2007 and 2006.

As previously reported, the results for the nine month period of 2007 were impacted by the Company’s decision in April to restructure its balance sheet by prepaying $50,000,000 of higher costing Federal Home Loan Bank (FHLB) advances and by selling approximately $92,000,000 of lower yielding investment securities. The prepayment of the FHLB advances resulted in the recognition of an after-tax charge of $488,000, or $.16 per share, in the second quarter. The investment securities sold had been identified as other-than-temporarily impaired in the first quarter of 2007. As a result of this classification, QNB recognized an after-tax charge of $1,820,000, or $.57 per share, in the first quarter. Excluding the impact of the impairment charge and the prepayment penalty, net income for the nine month period ended September 30, 2007 would have been $4,334,000, or $1.37 per share.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
INCOME:
Total interest income	$9,040	$8,278	$26,390	$23,533
Total interest expense	4,535	4,238	13,334	11,477
Net interest income	4,505	4,040	13,056	12,056
Provision for loan losses	150	60	375	105
Total non-interest income	989	1,147	257	3,306
Total non-interest expense	3,327	3,254	10,801	9,772
Income before income taxes	2,017	1,873	2,137	5,485
Provision for income taxes	463	356	111	988
Net income	$1,554	$1,517	$2,026	$4,497

NET INCOME PER SHARE:
Basic	$.50	$.48	$.65	$1.44
Diluted	.49	.48	.64	1.42

Dividends per share	.22	.21	.66	.63

	September 30,
	2007	2006
SELECTED PERIOD END BALANCES:
Total assets	$595,489	$592,874
Federal funds sold	-	7,976
Investments	192,065	219,277
Loans held-for sale	-	70
Total loans	367,054	331,800
Allowance for loan losses	3,001	2,573
Deposits	494,539	463,501
Short-term borrowings	20,989	21,728
Long-term debt	25,000	55,000
Shareholders' equity	51,873	49,641

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
SELECTED RATIOS:
Return on average assets	1.02%	1.00%	.45%	1.02%
Return on average shareholders' equity	12.06%	11.99%	5.31%	12.18%
Net interest margin-tax equivalent	3.36%	3.06%	3.29%	3.16%
Efficiency ratio-tax equivalent	56.86%	58.76%	75.19%	59.41%
Average shareholders' equity to total average assets	8.43%	8.33%	8.46%	8.36%
Nonperforming assets to total assets	.19%	.03%
Allowance as a % of loans	.82%	.78%

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Contact:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com